Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 1 of 18 3 May 3, 2023 Purpose: The purpose of this Insider Trading Policy is to promote compliance with applicable securities laws by the Company and its subsidiaries and all directors, senior managers (including any manager who would be considered an “officer” as such term is defined under Rule 16a-1 of the Exchange Act) and employees (and members of their immediate families and households), in order to preserve the reputation and integrity of the Company and its directors, senior managers, employees and representatives. This Policy addresses compliance with legal restrictions on insider trading and other securities law restrictions, as well as securities transactions that may conflict with the interests of the Company, subject the Company to legal risks, or may otherwise be inappropriate. Ownership: The Nominating and Governance Committee of the Board of Directors of the Company is responsible for the content of this Policy upon consultation with the General Counsel. The General Counsel has primary responsibility for the administration and interpretation of this Policy. Scope: This Policy applies to all transactions directly or indirectly involving Company securities by (and in some cases, other companies’ securities) Company directors and senior managers and all employees and other representatives of the Company and its subsidiaries, certain former directors, senior managers and other employees, and members of the immediate families and households and other Related Persons of all the foregoing. Definitions/Acronyms: Company: STERIS plc Covered Person: Any Company director, senior manager, or officer or direct report of the CEO, any U.S. based employee of the Company or any of its subsidiaries in Salary Grade Level H or above, any non-U.S. based employee of the Company or any of its subsidiaries who is eligible for or has received an equity award from the Company,

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 2 of 18 3 May 3, 2023 any other “exempt” employee employed in the Controller’s or Tax Department at the Company’s Corporate Headquarters, or any other person designated by the General Counsel. The status of a person who becomes a Covered Person continues as such until three (3) months after his or her association with the Company and all of its subsidiaries has terminated in its entirety (unless the Covered Person attained Restricted Person status at any time, in which case the twelve (12) month post-termination restriction period specified in the definition of Restricted Person will apply). Exchange Act: The Securities Exchange Act of 1934, as amended. General Counsel: The Senior Vice President, General Counsel and Secretary of the Company. Insider: Any person who possesses Material Non-Public Information concerning the Company or its subsidiaries is considered an Insider as to that information. Current and former Company directors and senior managers, employees and independent contractors of the Company and its subsidiaries and persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys, may from time to time possess Non- Public Information and therefore be Insiders. Insiders also include the Related Persons of persons who are otherwise Insiders. The definition of an Insider is transaction specific; that is, an individual is an Insider with respect to each material non-public item of which he or she is aware. Material Information: The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material Information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 3 of 18 3 May 3, 2023 security, debt or equity. The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the General Counsel or his designee. Some examples of items or events that may be Material Information include: • unpublished financial information (including results, forecasts or trends); • changes in earnings or forecasted earnings • contemplated or pending Company transactions, including mergers, joint ventures, spin-offs, dispositions, or acquisitions; • significant, pending or threatened litigation; • significant regulatory proceedings or governmental investigations; • significant changes in business strategies or objectives; • changes in control or significant changes in management; • changes in dividend policies, the declaration of a dividend or stock split or the offering of new or additional securities; • significant impairments of assets or extraordinary items for accounting purposes; • significant product introductions or innovations or new businesses; • gain or loss of a significant customer or supplier; • defaults under debt agreements; and • liquidity issues.

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 4 of 18 3 May 3, 2023 Non-Public Information: Non-Public Information is information not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed or furnished with the Securities and Exchange Commission or through such media as Dow Jones, Thomson Reuters Services, The Wall Street Journal, The Associated Press or United Press International, or other major wire services, and, in some situations, when posted on the Company’s website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of Material Information, a reasonable period of time must elapse in order for the market to react to the information. Generally two full Trading Days following publication of Material Information is a reasonable waiting period before such information is deemed to be public. For example, if an announcement is made with respect to the Company before the commencement of trading on a Monday, the information announced would be considered public starting on Wednesday of that week, because two full Trading Days would have elapsed by then (all of Monday and Tuesday). Or if the announcement is made on a Friday after trading begins, the information would not be considered public until Wednesday of the following week. Note that even when Non-Public Information is deemed to have become public, persons covered by this Policy are required to comply with applicable Policy restrictions, including the requirement that transactions in STERIS securities be pre-cleared (see below under “Pre-Clearance Procedures”) and that they occur during specified trading windows, subject to certain exceptions (see below under “Trading Windows and Blackout Periods”). Related Person: A Covered Person’s or other Insider’s spouse, minor children and

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 5 of 18 3 May 3, 2023 anyone else living in his or her household; partnerships in which the Insider or other Covered Person is a general partner; corporations in which the Insider or other Covered Person’s either singly or together with other “Related Persons” owns a controlling interest; trusts of which the Insider or other Covered Person is a trustee, settlor or beneficiary; estates of which the Insider or other Covered Person is an executor or beneficiary; or any other group or entity where the Insider or other Covered Person has or shares with others the power to decide whether to buy securities of the Company. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent, child or sibling (or others) may be a “tippee” for securities laws purposes. See below under “General Prohibition on Improper Use or Disclosure of Material Non-Public Information” for a discussion on the prohibition on “tipping.” Restricted Person Any Company director; senior manager; other member of the Company’s Senior Executive Board or Senior Management Team (as constituted from time to time); other direct report of the Company’s President and CEO, Senior VP and CFO or VP and Treasurer (or the holder of any successor office); or any other person designated by the General Counsel. The General Counsel in his discretion may exclude persons who are not directors or senior managers from Restricted Person status. The status of a person who becomes a Restricted Person continues as such until twelve months after his or her association with the Company and all of its subsidiaries has terminated in its entirety, unless or until otherwise designated by its General Counsel. Trading Day: A day on which The New York Stock Exchange is open for trading in the Company’s securities. A full Trading Day is a Trading Day in which there is no shortened period for trading in the Company’s securities.

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 6 of 18 3 May 3, 2023 Specific Policy Terms: General Prohibition on Improper Use or Disclosure of Material Non-Public Information An Insider who is aware of Material Non-Public Information relating to the Company or any subsidiary may not directly, indirectly through Related Persons, or otherwise: 1. Engage in transactions in securities of the Company, except as otherwise specified in the “Transactions under Company Plans” and “Rule 10b5-1 Plans” sections of this Policy. This restriction applies regardless of how or from whom the Material Non-Public Information was obtained. 2. Provide (or “tip”) Material Non-Public Information relating to the Company or its subsidiaries to anyone, except as provided below. The sole exceptions are disclosures to persons inside the Company or its subsidiaries who have a need-to-know the information, disclosures to business associates and outside professionals who are bound by obligations of confidentiality or have executed a confidentiality agreement satisfactory to the General Counsel or his designee, and disclosures made in accordance with the Company’s Disclosure Policy. 3. Assist anyone in engaging in the above activities. In addition, an Insider who, in the course of working for the Company or its subsidiaries, learns of Material Non-Public Information about any other company may not trade (or provide such Material Non-Public Information to anyone who may trade) in that company’s securities until the information becomes public or is no longer material. This includes but is not limited to Material Non-Public Information about a company with which the Company or a subsidiary does business, including current or prospective Customers, suppliers and other business partners. Material Non-Public Information of our business partners, our competitors or our industry should be treated with the same care required with respect to information related directly to the Company or its subsidiaries. Trading Windows and Blackout Periods

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 7 of 18 3 May 3, 2023 Covered Persons and their Related Persons may only engage in transactions involving Company securities during a “trading window” and may not engage in such transactions during “blackout” periods, except as otherwise specified in the “Transactions under Company Plans” and “Rule 10b5-1 Plans” sections of this Policy. In addition, even if a trading window is otherwise open (that is, there is no applicable blackout period), a Covered Person and Related Persons may not engage in transactions involving Company securities while in possession of Material Non-Public Information, and Restricted Persons and their Related Persons always must receive pre-clearance pursuant to the preclearance procedures and requirements included in Exhibit A. The Company’s announcement of its quarterly financial results always has the potential to have a material effect on the market for Company securities. Therefore, to avoid even the appearance of trading on the basis of Material Non-Public Information, Covered Persons and their Related Persons may not trade or otherwise conduct transactions in Company securities during the period beginning at the close of trading on The New York Stock Exchange on the fifth (5th) business day of the third month of each fiscal quarter and ending two full Trading Days following the release of the Company’s applicable quarterly or year-end earnings announcement. From time to time, the Company, through its General Counsel, may close trading during what would otherwise be a trading window period in light of developments that could involve Material Non- Public Information. In these situations, the General Counsel will notify particular individuals that they may not engage in trading of Company securities (except as permitted under a “Rule 10b5-1 Plan” and “Transactions under Company Plans” as described below) and that they may not disclose to others the fact that the trading window has been closed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the General Counsel gives notice that the ban has been lifted. The foregoing trading prohibitions during blackout periods also apply to all broker assisted cashless stock option exercises (exercises where stock is sold to pay the exercise price) by Covered Persons and their Related Persons and by other employees and will apply to sales of stock received upon exercise of options by Covered Persons and other Insiders and their Related Persons. The General Counsel may waive these restrictions with respect to stock option exercises in his sole discretion. In addition, federal law prohibits Company directors and senior management from purchasing or selling, directly or indirectly, any Company equity security during a “Fund blackout period” if the

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 8 of 18 3 May 3, 2023 individual acquired the security in connection with his or her service or employment as a director or senior manager. A Fund blackout period generally is any period of more than three consecutive business days during which at least 50% of the U.S. participants in an individual account plan maintained by the Company that permits such participants to acquire or hold equity securities of the Company (e.g., the STERIS 401(k) Plan) are restricted from purchasing or selling Company securities. The prohibition applies to any equity security or derivative security (for example, options, warrants, convertible securities, stock appreciation rights or phantom stock) of the Company. As directors and senior managers are required by this Policy to obtain advance clearance for any transactions in Company securities, such approval will not be granted during a Fund blackout period except for certain limited circumstances permitted by federal law and then only on a discretionary basis. The Company will, as required under federal law, give notice to directors and senior managers of the Fund blackout periods and file notice of such Fund blackout periods with the SEC on Form 8-K. Pre-Clearance Procedures If securities transactions ever become the subject of scrutiny, they are likely to be reviewed after the fact with the benefit of hindsight. Consequently, Restricted Persons and their Related Persons may not make purchases or sales of or engage in any other transactions involving the Company’s securities until first obtaining pre-clearance from the Company’s General Counsel, or his designee. Transactions covered include but are not limited to purchases, sales, gifts, contributions to a trust and other transfers. A discussion of preclearance procedures and requirements is included in Exhibit A. Rule 10b5-1 Plans Rule 10b5-1 promulgated under the Exchange Act provides a defense from insider trading liability. To be able to rely on this defense, it is generally necessary to enter into a “Rule 10b5-1 plan” that meets the Rule requirements. If the Rule 10b5-1 plan satisfies the requirements, Company securities may be purchased or sold pursuant to the plan without regard to certain insider trading restrictions. Because of this liability defense, the Company encourages the use of 10b5-1 plans for transactions in STERIS securities by persons subject to this Policy. A discussion of 10b5-1 plan requirements and required approvals is contained in Exhibit B. Transactions under Company Plans

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 9 of 18 3 May 3, 2023 401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from a participant’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. The Policy does apply, however, to certain other elections employees may make under the 401(k) plan, including (a) an initial election to make contribution allocations to the Company stock fund, (b) any election by a participant that results in an increase or decrease in the percentage of contributions that will be allocated to the Company stock fund, (c) any election by a participant to directly receive or discontinue the direct receipt of dividend payments in respect of the Company stock fund, (d) any election by a participant to make an intra-plan transfer of an existing account balance in the Company stock fund to another plan fund (transfers from another fund to the Company stock fund are not currently permitted), (e) any election by a participant to borrow money against the participant’s 401(k) plan account if the loan will result in a liquidation of some or all of the participant’s Company stock fund balance, (f) a participant’s election to prepay a plan loan if the prepayment will result in any allocation of loan proceeds to the Company stock fund, (g) a participant’s election to withdraw money from the participant’s 401(k) plan account if the withdrawal will result in a liquidation of some or all of the participant’s Company stock fund balance, and (h) any other action that may result in a violation of the Exchange Act. In addition, the taking of any of the enumerated actions by Restricted Persons in respect of the Company’s 401(k) plan requires compliance with the Pre-Clearance Procedures and must satisfy all other Policy requirements. Stock Option Exercises. The prohibitions of the Policy apply to any sale of stock as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or required tax withholding. This Policy does not apply solely to the exercise of an employee stock option, or to solely the exercise of a tax withholding right pursuant to which the employee or the Company elects to have the Company withhold shares subject to an option or to surrender options to satisfy the exercise price and/or tax withholding requirements, provided that in each case such exercise is not coupled with a sale. However, Restricted Persons and their Related Persons must comply with the Pre-Clearance Procedures with respect to any type of stock option exercise. Employees who are not Restricted Persons also must obtain the approval of the General Counsel or his designees with respect to any stock option exercise during

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 10 of 18 3 May 3, 2023 blackout periods and may be required to certify that they are not in possession of Material Non-Public Information. Restricted Stock and Restricted Stock Units. This Policy does not apply to the vesting of restricted stock and restricted stock units under Company stock plans, or to the exercise of a tax withholding right pursuant to which the grantee or the Company elects to have the Company withhold shares or units to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any sale of stock upon or after vesting, including any sale to satisfy tax obligations or for any other reason. Additional Prohibited Transactions The Company considers it improper and inappropriate for any director, senior manager or other employee of the Company or its subsidiaries or their Related Persons to engage in short-term or speculative transactions in the Company’s securities or certain other types of transactions where there may be a heightened legal risk and/or the appearance of improper or inappropriate conduct. Consequently, this Policy prohibits all Company directors and senior managers and other employees of the Company and its subsidiaries and their Related Persons from engaging in any of the following transactions: Short-term Trading. Short-term trading of the Company’s securities may be distracting and may unduly focus the person engaged in the trading on the Company's short-term stock market performance instead of the Company’s long-term business objectives. For directors and certain senior managers such trading also may run afoul of Section 16(b) of the Exchange Act. For these reasons, any employee or other Covered Person who purchases Company securities in the open market may not sell any Company securities during the six months following the purchase. Likewise, any employee or other Covered Person who sells Company securities in the open market may not purchase any Company securities during the six months following the sale. Short Sales. Short sales in effect involve bets that the value of Company securities will decline. All short sales of Company securities by employees or other Covered Persons and Related Persons of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act, among other laws and legal duties, prohibits

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 11 of 18 3 May 3, 2023 directors and certain senior managers from engaging in short sales of the Company’s securities. Option Trading. Transactions in put options, call options or other derivative securities in respect of the Company’s securities, on an exchange, in another organized market or otherwise are speculative in nature and are prohibited by this Policy. Hedging Transactions. Hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars or exchange funds, enable a security holder to lock in much of the value of his or her holdings. These transactions are designed so that the security holder may continue to own his or her securities without the full risks and rewards of ownership, such as the potential of upside appreciation. If an employee or other Covered Person and Related Persons were to enter into such a transaction, his or her interests could become misaligned with the interests of the Company and the Company's other security holders. For this reason, all transactions involving hedging or monetization with respect to the Company’s securities are prohibited by this Policy. Margin Accounts and Pledges. Securities held in a margin account and securities pledged (or hypothecated) as collateral for a loan may be sold if the employee or other Covered Person and Related Persons fails to meet a margin call or defaults on a loan. Because a margin or foreclosure sale may occur at any time when the employee or other Covered Person is aware of Material Non-Public Information or is otherwise not permitted to trade in Company securities and may even occur without the knowledge of that person, holding Company securities in a margin account or pledging them is prohibited by this Policy. STERIS Stock Dividend Reinvestment Plans. Company directors and senior managers are prohibited from establishing or maintaining plans or arrangements for the reinvestment of dividends on Company securities to purchase Company securities.

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 12 of 18 3 May 3, 2023 Additional Restrictions: There are no exceptions to this Policy, except as specifically noted or provided for herein. Persons covered by this Policy should not try to accomplish indirectly what is prohibited directly by this Policy as that will also be considered a violation of the Policy. As noted previously, persons covered by this Policy are responsible for the transactions of their Related Persons. Consequently a person covered by this Policy should make his or her Related Persons aware of the need to consult with such person before engaging in any transactions in securities. The securities laws do not recognize any mitigating circumstances, and therefore, transactions that may be necessary or justifiable for otherwise bona fide reasons (such as the need to raise money for an emergency), as well as small transactions, are not excepted from this Policy. Covered Persons and their Related Persons are also prohibited from participating in on-line discussions or other forms of social media involving the Company, its business or its stock, except to the extent engaged in authorized actions on behalf of the Company and such actions do not violate any other policy of or restriction imposed by the Company. Consequences of Violations: It is important to understand the breadth of activities that constitute illegal insider trading and the resulting consequences, which may be severe. Each of the SEC, the Financial Industry Regulatory Authority (or FINRA) and The New York Stock Exchange (or NYSE) investigate and are very effective at detecting insider trading. Insider trading violations are pursued vigorously by the SEC and the Department of Justice, as well as enforcement authorities under the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, failure to comply with this Policy can be expected to result in serious sanctions by the Company, which may include dismissal from employment, regardless of whether or not failure to comply results in a violation of law. Needless to say, a violation of law, or even an investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 13 of 18 3 May 3, 2023 Acknowledgment: All Covered Persons, Restricted Persons, and such other persons as may be designated by the General Counsel must certify in writing from time to time as required by the General Counsel or his designees that they have read and understand and intend to comply with their obligations under this Policy, including the prohibitions against trading. Additionally, the Company recommends that Restricted Persons provide their brokers-dealers a Broker Instruction Letter and obtain from brokers- dealers a Representation Letter in substantially the form of Exhibit C, as it is the responsibility of the Restricted Person to assure compliance with the Policy terms. If you have any questions regarding your obligations under this Policy or its application to a proposed transaction, you should contact the General Counsel or his designees. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful or otherwise problematic transactions rests with the individual. Ignorance is not an excuse for noncompliance. Amendment; Waivers: The Board of Directors of the Company or a Board Committee may amend this Policy at any time. The Board of Directors of the Company or a Board Committee also may grant a waiver of Policy provisions. Likewise, the General Counsel or his designees may grant a waiver of Policy provisions on a case-by-case basis. Exhibits: • Exhibit A – Pre-Clearance Procedures • Exhibit B – Rule 10b5-1 Plans • Exhibit C – Sample Broker Instruction/Representation Letter References: • IR-100 – Disclosure Policy

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 14 of 18 3 May 3, 2023 EXHIBIT A Pre-Clearance Procedures In order to obtain pre-clearance, a “Request for Advance Clearance Form” in such form as may be approved by the General Counsel from time to time, must be submitted to the Company’s General Counsel. The General Counsel will determine the manner in which such Form must be submitted. This Form should be submitted as soon as possible prior to the date of the proposed transaction. This Form may be obtained from the office of the General Counsel and also may be posted from time to time on the Company’s intranet site. The person requesting approval must also speak directly with the General Counsel or his designee regarding the transaction as soon as possible prior to the proposed transaction. Each proposed transaction will be evaluated to determine if it raises concerns. Clearance also enables the Company to notify the person seeking approval of any requisite Form 4 filing. A fully executed copy of the Request for Advance Clearance Form will be returned to the Restricted Person upon approval of the transaction. No communications in connection with this process will constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is generally valid only for a short period. If the transaction is not effected within the approved period, clearance of the transaction must be re-requested. The Company is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction in its sole discretion. When planning transactions, the requester should keep in mind that the request may be denied. If a person seeks pre-clearance and the request is denied, then he or she must refrain from initiating any transaction in securities and must keep the denial confidential. When pre-clearance is sought, the requesting person should carefully consider whether he or she may be aware of any Material Non-Public Information and should describe fully those circumstances to the General Counsel or his designee. Restricted Persons who are senior managers also should consider the Officer Share Ownership guidelines to the extent applicable or potentially applicable.

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 15 of 18 3 May 3, 2023 EXHIBIT B Rule 10b5-1 Plans A Rule 10b5-1 plan must be entered into in writing at a time when the plan adopter is not aware of Material Non-Public Information. The Rule 10b5-1 plan must either specify in advance the amount of securities to be purchased or sold and the pricing and timing of the transactions or include a written formula or algorithm or computer program for determining these matters, and after plan adoption the plan adopter may not exercise any discretion over these matters. Alternatively, the plan may delegate discretion on these matters to an independent third party, but the plan adopter must not exercise discretion or influence over the third person affecting the transactions, and the plan adopter’s broker or any other person exercising discretion in implementing transactions must not possess any Material Non-Public Information at the time of the transactions. The plan also must be adopted in good faith and the plan adopter may not modify trading instructions or the plan while in possession of Material Non-Public Information. For Insiders who are not Restricted Persons and their Related Persons, the Rule requires a “cooling-off” period of 30 days before the plan, or any plan modification that affects the price, timing, or amount of securities to be traded, becomes effective. Because this Rule is complex, the Company recommends that the plan adopter work with a broker and the General Counsel or his designee and be sure to have a complete understanding of the limitations and conditions of the Rule before establishing a plan. This Policy requires that all Rule 10b5-1 plans entered into by Restricted Persons or their Related Persons, and any amendment or termination thereof, be reviewed and approved by the General Counsel or his designee, pursuant to the Pre-Clearance Procedures described in the next section. The General Counsel may maintain guidelines from time to time that Rule 10b5-1 plans must meet in order to be considered for approval, including the requirement that Rule 10b5-1 plans may not be entered into during blackout periods. For Restricted Persons or their Related Persons, the Company requires a cooling-off period of between 90 and 120 days (depending on certain circumstances) before the plan, or any plan modification that affects the price, timing, or amount of securities to be traded, becomes effective. The General Counsel may additionally limit the period(s) during which trades may be made under the plan. New or modified plans must include a certification by the Restricted Person or their Related Persons that (a) they are not aware of Material Non-Public Information about the Company or its securities and (b) they are adopting or modifying the plan in good faith and not as part of a plan or scheme to avoid the federal securities laws.

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 16 of 18 3 May 3, 2023 Approval of any modification or early termination of a Rule 10b5-1 plan by the General Counsel is entirely discretionary and no modification or termination will be approved unless the General Counsel determines there is a bona fide reason for the action. Once a Rule 10b5-1 plan is approved, no further pre-approval of transactions conducted pursuant to the plan is required. However, all transactions pursuant to the plan must be immediately reported by the Restricted Person to the General Counsel or his designees so that a timely Form 4 filing may be made with the SEC where required (see also the Acknowledgement portion of this Policy).

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 17 of 18 3 May 3, 2023 EXHIBIT C Sample Broker Instruction/Representation Letter (Name of Employee) (Address) (Telephone/Fax/E-mail) (Date) (Name of Broker) (Name of Brokerage House) Address Dear (Name of Broker): With regard to my holdings of securities of STERIS plc (the “Company”) and those of my related persons [names of related persons], held in my account with you, I instruct you: 1. Not to enter any order (except for orders under and pursuant to pre-approved Rule 10b5-1 plans) without first verifying with the Company that the transaction was pre-cleared by calling ___________, at ___________, or the ___________ at ___________. 2. To not enter into any order without first complying with your firm’s compliance procedures (e.g., Rule 144). 3. To report immediately to the Company via telephone at _____________, and in writing via e-mail to ______________ or ______________, the details of every transaction in respect of the employee referenced above involving Company stock, including gifts, transfers, and all Rule 10b5-1 transactions. Please execute and return both of the enclosed copies of this representation letter in the enclosed business-reply envelope to:

Exhibit 19.1 STERIS plc Insider Trading Policy BCP-10.2 Version # Effective Date Page 18 of 18 3 May 3, 2023 General Counsel [Company] [Address] EXHIBIT C (cont’d) /s/ (Employee) Acknowledgement On behalf of [Name of Brokerage Firm] and for myself, I acknowledge the foregoing instructions with regard to the holdings of [Name of Insider] and his/her related persons holdings of securities of STERIS plc and signify my agreement to comply with them. /s/___________________________________________ Date:____________________ Name of Broker